Exhibit 99.1

ATI Acquires Hanard Machine

PITTSBURGH--(BUSINESS WIRE)--June 13, 2014--Allegheny Technologies Incorporated (NYSE:ATI) announced today that it has acquired Hanard Machine, Inc. (“Hanard”). Located in Salem, OR, Hanard performs precision machining on parts and components made from titanium alloys, nickel-based alloys and superalloys, aluminum, specialty steel, and other ferrous and non-ferrous metals. Hanard’s major markets are aerospace and defense, and oil and gas/chemical process industry. The business will operate as ATI Cast Products, Salem Operations, and be a part of ATI’s titanium investment casting business, which is located in Albany, OR, approximately 40 miles south of the Salem operations.

“The acquisition of Hanard Machine is consistent with our strategy to create value for our customers and stockholders by expanding our capabilities to produce finished specialty materials parts and components,” said Rich Harshman, ATI’s Chairman, President and Chief Executive Officer. “With this acquisition, ATI is now integrated in the production of titanium investment castings from titanium sponge to precision machined finished parts.

“We have identified significant growth opportunities for ATI’s integrated titanium investment casting business. With this acquisition, we believe ATI is better positioned to achieve our goal to at least double the revenue of ATI Cast Products within the next five years.

“The acquisition reinforces ATI’s important aerospace supply chain role. Our strategic investments, acquisitions, and new product development provide the capacity and unique capability to produce the alloys, parts, and components that enable the next-generation airframe and jet engines.”

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $3.9 billion for the twelve months ending March 31, 2014. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004